EXHIBIT 5.1
                         SALES REPRESENTATIVE AGREEMENT
                                 with Exhibits

                Sales Representative Agreement, by and between:

         GE Medical Systems, having its principal place of business at 3000 N. Grandview Boulevard, Waukesha, WI, 53188, hereinafter called GEMS; and

         Imatron Incorporated, having its principal place of business at 389 Oyster Point Boulevard, Oyster Bay, South San Francisco, 94080 hereinafter called Imatron.

     Imatron and GEMS being individually referred to as a "Party," and collectively referred to as the "Parties."

         WHEREAS, Imatron is engaged in the manufacture, marketing, sale and service of medical products (the "Products," as this term is hereinafter defined) and wishes to increase the sales and service of the Products in the "Territory," as this term is hereinafter defined;

         WHEREAS, GEMS desires to promote the sale of the Products in the Territory to "Served Market Customers" as hereinafter defined; and

         WHEREAS, Imatron wishes to appoint GEMS, and GEMS is willing to accept such appointment, as sales representative for the Products in the Territory;

         NOW THEREFORE, in consideration of the premises, representations and mutual undertakings hereinafter set forth, the Parties hereto agree as follows:

SPECIFIC TERMS

     Effective Date of Agreement:  July 01, 1998 Agreement ref. Number:  Term of
Agreement: 24 months beginning upon the Effective Date of Agreement with 12 month extension as defined below.

ARTICLE  1 - DEFINITIONS

     1.1 Products:  The Imatron  Electron Beam CT scanner ("EBT Scanner") as may
be  updated  or   improved  by  Imatron  as  well  as   upgrades,   accessories,
workstations, and software for the EBT Scanner, as specified herein.

     1.2 Served Market Customers: Any of the following potential customers for the Products in the Territory as defined below:

          1.2.1  medical  institutions;
          1.2.2  hospitals;
          1.2.3  private medical clinics;
          1.2.4  consulting radiology  facilities;
          1.2.5  consulting cardiology facilities;
          1.2.6  medical educational facilities;
          1.2.7  private medical practitioners;
          1.2.8  national, state, and local health authorities.

     1.3 Territory: Under this Agreement, GEMS is authorized to promote the Products in the fifty states of the United States, as well as in Canada. Leads for the Products generated by GEMS in other areas will be forwarded to Imatron and approved for coverage under this Agreement on a case-by-case basis.

ARTICLE 2 - APPOINTMENT

     2.1 Imatron hereby appoints GEMS, and GEMS hereby accepts the appointment, as Imatron's non-exclusive sales representative for the promotion of the Products to Served Market Customers in the Territory. This agreement does not constitute a licensing or transfer of any of Imatron's intellectual property to GEMS.

     2.2 GEMS shall not, without Imatron's prior written approval, appoint any third party agent or subcontractor for the promotion of the Products in the Territory.

     2.3 Before Imatron approaches other parties to become a representative or distributor for the promotion or sale of the Products to Served Market Customers, Imatron agrees to notify GEMS, and provide GEMS a right of first refusal to (a) become Imatron's exclusive representative for the promotion of the Products to Served Market Customers in the Territory, (b) become Imatron's exclusive or non-exclusive representative to promote the Products to Served Market Customers in other geographic areas, or (c) become Imatron's exclusive or non-exclusive distributor for the sale of the Products to Served Market Customers in the Territory or in other geographic areas.

ARTICLE 3 - TERM

     This Agreement shall become effective as of the date mentioned in the Specific Terms (the "Effective Date of Agreement") and, unless terminated earlier as provided herein, shall continue in full force and effect for the period set forth in the Specific Terms (the "Term of Agreement"). However, GEMS may, at its sole discretion, elect to extend this agreement for an additional 12 months under the same terms and conditions, by providing Imatron written notice no less than 90 days prior to the end of the twenty-fourth month from the Effective Date. This Agreement shall then automatically terminate and may be renewed only upon the written agreement of both Parties.

ARTICLE 4 - RESPONSIBILITIES OF IMATRON

     4.1  Imatron shall be responsible for:

     (a) keeping GEMS informed of sales plans, sales objectives and new prospects for the Products, in the Territory;

     (b) supporting the marketing and promotion efforts of GEMS by supplying reasonably adequate quantities of commercial and technical data and information concerning Imatron and the Products, including the applicable published price list for the Products, as well as any other relevant publications, including clinical case studies, which Irnatron may have available from time to time and which GEMS may elect to use;

     (c) closing the sale of Products, at its sole discretion, on terms and conditions which it solely accepts;

     (d) providing warranty and post-warranty Product service to Served Market Customers on terms Imatron may in its sole discretion accept, and subject to sections 4.3 and 6.5 below;

     (e) training GEMS sales personnel involved in the marketing and sale of Products in Territory to Served Market (customers and for bearing the costs of such training excluding the travel and living expenses of GEMS personnel which shall be born by GEMS;

     (f) making Imatron sales and application specialists available to, as reasonably necessary, support GEMS, promotion of the Products;

     (g) demonstrating  the  Products  to  Served  Market   Customers,   as
reasonably necessary, to support GEMS' promotion of the Products;

     (h) notifying GEMS (i) prior to making any material changes to the Products and (ii) prior to any material changes which may occur in Imatron's commercial activities, ownership, control and/or management that may affect GEMS' promotion of the Products hereunder;

     (i) supporting  and  funding  any  research   agreements   related  to
collaboration with Served Market Customers or potential Served Market Customers regarding the Products;

     (j) providing adequate customer training after the sale of the Products;

     (k) paying a commission to GEMS pursuant to Article 7 hereof for orders for Products accepted by Imatron from Served Market Customers as a result of the efforts of GEMS as specified herein;

     (l) transferring to GEMS, at Imatron's option, any leads in the Territory which become known to Imatron, for GEMS to assist in promoting the Products to Imatron prospects. Any orders for Products resulting from such lead sharing will result in a standard commission payment to GEMS as provided below;

     (m) maintaining the Products and Imatron's facilities at all times in substantial compliance with all laws and governmental rules and regulations that apply to the manufacture, distribution by Imatron, sale, or service of the Products, and promptly notifying GEMS in the event of any non-compliance which could adversely affect GEMS;

     (n) maintaining an adequate service force to provide installation, warranty and post-warranty service for the Products for Served Market Customers in the Territory, subject to Imatron's terms of warranty and terms of sale for service;

     (o) taking reasonable steps to ensure that the Products promoted by GEMS under this Agreement will not be substantially affected by date changes, directly communicating to Served Market Customers in the Territory regarding the "Year 2000 Issue," and indemnifying GEMS with respect to this issue as specified in Article 9 below; and

     (p) establishing and maintaining customer show sites which are suitable for use in promoting the sale of the Products and to which GEMS shall be allowed to take customers.

     4.2 Imatron shall accept as valid qualified leads eligible for compensation hereunder all leads forwarded to Imatron from GEMS which meet the predefined terms and conditions for acceptability, as documented in Exhibit A. An initial list of leads for which GEMS will not be qualified for commissions hereunder, unless specifically agreed by Imatron to the contrary, is attached as Exhibit B.

     4.3 Imatron shall extend to GEMS the first right to purchase the entire or any component of Imatron's service business for the Products should Imatron, at any time during the term of this Agreement, elect, at its sole discretion, to divest or to sell all or any part of such service business or to seek partnership with others to provide service to the Products on Imatron's behalf. Should Imatron elect, at its sole discretion, to outsource any of its service obligations, Imatron shall extend to GEMS the right of first refusal to service the Products as a sub-contractor to Imatron unless requested otherwise by the Customer, subject to GEMS being willing and able to meet Imatron's requirements for price, service quality, coverage and delivery as required under Imatron's contract with its customer. This shall include service related to Products sold by Imatron as the result of GEMS' efforts under this Agreement, Products sold by Imatron or others on behalf of Imatron through other channels, and/or Imatron's installed base of Products.

     4.4 Imatron agrees to make available, for at least ten years after the date of customer acceptance of Products, parts and service to end customers at reasonable commercial terms.

ARTICLE 5 - RESPONSIBILITIES OF GEMS

     GEMS shall be responsible for:

     (a) maintaining a sales organization of trained personnel (GEMS cardiac sales specialists) who are knowledgeable on the Products (subject to Imatron performing its training obligations as specified above) to the extent required to perform GEMS' duties under this Agreement, in order to help Imatron fulfill sales objectives established by Imatron and communicated to GEMS from time to time, and using reasonable efforts to assist Imatron by promoting the sale of the Products to Served Market Customers in the Territory;

     (b) using reasonable efforts to maintain active contacts with Served Market Customers in the Territory;

     (c) working with Imatron to integrate GEMS' promotion of the Products into GEMS' overall cardiac products marketing plans consistent with this Agreement;

     (d) complying with Imatron's instructions regarding the price of the Products to Served Market Customers and the provision of customer purchase orders to Imatron;

     (e) providing, at Imatron's request, (i) orders forecasts for the Products, and (ii) market information on activities of Served Market Customers in the Territory which become known to GEMS, in a mutually agreeable format;

     (f) transmitting, at Imatron's request, proposals and/or technical data to Served Market Customers, interpreting Served Market Customers' inquiries, requirements and attitudes, and reasonably assisting in sales contract negotiations. All proposals so transmitted will contain Imatron's standard terms and conditions of sale or any other terms and conditions approved by Imatron;

     (g) performing such reasonable liaison services with Served Market Customers in the Territory as Imatron may from time to time request with respect to any orders for Products from Served Market Customers, including reasonable assistance in the resolution of any claims or complaints of said Served Market Customers in relation therewith;

     (h) making its cardiac sales specialists  reasonably available,  at its
expense,   for  initial  and  subsequent  training  including  training  of  new specialists by Imatron on the Products;

     (i) providing incentive compensation to its sales personnel to sell Products in Territories to Served Market Customers on a level generally commensurate with other similarly priced products which said personnel may otherwise be involved selling;

     (j) developing, as appropriate, integrated marketing materials which include information about the Products, where Imatron would have the opportunity to review references to the Products and to offer comments prior to their release; and

     (k) incorporating information about the Products in GEMS sales tools and product listings where appropriate.

ARTICLE 6 - MUTUAL RESPONSIBILITIES

     6.1 The Parties will meet at regular, mutually agreed upon intervals to review sales performance, service performance, Product quality, and other relevant items as may be appropriate.

     6.2 The Parties will agree in advance on the content and timing of all public announcements concerning their relationship and this Agreement. Each Party will coordinate with the other Party the announcement to its field staff of their relationship and this Agreement.

     6.3 The Parties will work together to develop one or more programs under which GEMS would provide leasing or financing for the Products for Served Market Customers in the Territory. Imatron agrees to forward to GEMS all leads of which Imatron may become aware for leasing or financing of the Products to Served Market Customers in the Territory. GEMS' decision to lease or finance the Products in any case, or refuse to lease or finance the Products, and the terms of such leasing or financing are solely subject to GEMS' option and discretion. Nothing in this Agreement prohibits GEMS from offering leasing or financing for the Products to anyone, whether in the Territory or otherwise, at its sole option and discretion.

     6.4 The Parties will work together in advance of relevant trade and professional shows at which promotion of the Products may be appropriate to develop mutually agreeable support for the Products at such shows. Nothing in this paragraph is intended to bind either Party to appear or support the Products at any show except as may be mutually agreed by the Parties as provided above.

     6.5 In any case during the term of this Agreement where GEMS, as a multi-vendor service provider for medical equipment, enters into a contract in the Territory to service the Products, GEMS agrees to offer Imatron a right of first refusal to service such Products as a sub-contractor to GEMS unless requested otherwise by the Customer, subject to Imatron being willing and able to meet GEMS' requirements for price and service quality, coverage and delivery as required under GEMS' contract with its customer.

ARTICLE 7 - COMMISSIONS

     7.1 In consideration of the services rendered by GEMS to Imatron hereunder, Imatron shall pay to GEMS a commission on orders for Products received from Served Market Customers in the Territory and accepted in writing by Imatron during the Term of this Agreement, provided that such orders have been forwarded by GEMS, or specifically identified by GEMS and received directly by Imatron from said Served Market Customers when such orders result from the efforts made by GEMS.

     7.2 The commission for each accepted order will be a flat * payable to GEMS in US dollars.
-----------------

*       Confidential treatment request pending.

     7.3 Orders for Products forwarded or identified by GEMS and received by Imatron from other than Served Market Customers, or from any customers located outside of the Territory, will be considered by Imatron on a case-by-case basis and GEMS will be eligible for the same commissions as for orders received from Served Market Customers within the Territory.

     7.4 Commissions earned by GEMS hereunder will be paid at GEMS' principal place of business, and will be payable as follows: ten percent (10%) of the total amount due for each transaction is payable upon acceptance by Imatron of each order, seventy percent (70%) of the total amount due for each transaction is payable at the time the Product is shipped from Imatron's facilities, and the remaining twenty percent (20%) will be due upon turnover of the Product by Imatron to the customer. In consideration of special circumstances for government customers where Imatron may extend terms of payment in which the customer's payment terms are unique, an alternate commission payment schedule may be discussed and agreed to on a case-by-case basis. In those cases where Imatron's terms to a government customer are for one hundred percent (100%) payment upon delivery, and where GEMS and Imatron agree that an alternate commission payment schedule is warranted, Imatron shall pay to GEMS the commission as follows: ten percent (10%) of the total amount due for each transaction is payable upon acceptance by Imatron of each order, and the remaining ninety percent (90%) of the total amount due shall be payable upon delivery to the customer.

     7.5 It is understood that if an order should be rescinded, revoked or repudiated by a customer for reasons beyond Imatron's control, or by Imatron for breach of contract by the customer, or due to an event of force majeure as permitted under Imatron's contract with the customer, GEMS shall not be entitled to a commission with respect to such order, except pro rata to the extent of any amount Imatron may have received and retained as payment for Products delivered to said customer.

     7.6 GEMS shall be responsible for the payment of all duties, taxes and/or other administrative charges imposed on it by virtue of any commissions received by it pursuant to this Agreement.

ARTICLE 8 - COMPLIANCE WITH LAWS

     8.1 Each of the Parties' obligations hereunder shall at all times be subject to the export administration and control laws and regulations of any country of origin, as well as any applicable laws or regulations related to the sale or use of any Products, software, spare parts, materials, documentation, tools or test equipment.

     8.2 Each Party shall comply with all laws, regulations and orders made by any government authorities which are applicable to it as a result of this Agreement. Specifically, and without limiting the generality of the foregoing, neither Party will, directly or indirectly, pay, offer or authorize payment of anything of value (either in the form of compensation, gift, contribution or otherwise) to any person or organization, contrary to the laws of the United States (such as the Foreign Corrupt Practices Act) or any other laws of the Territory.

ARTICLE 9 - LIMITATIONS AND EXCLUSIONS OF LIABILITY; INDEMNITY

     9.1 Except as set forth in Articles 9.3 and 9.4 below, each Party's total liability to the other, and the Parties' exclusive remedy against the other for loss, liability or damage arising under, in connection with, or resulting from this Agreement, shall be limited to no more than the greater of * or the amount of commissions paid by Imatron to GEMS during the 6 month period preceding the date of the incident which is made the basis of the Party's claim.

     9.2 Neither Party shall have liability to the other (a) for incidental, consequential or punitive damages (even if such Party has been apprised of the possibility of such damages) except as set forth in Article 9.3 and 9.4 below, or (b) with respect to any claims arising under, in connection with, or resulting from this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, except as may expressly be provided under this Agreement.

     9.3 Provided that the Party seeking indemnification gives the other Party (the "Indemnifying Party") prompt written notice and requisite authority, information and assistance to defend, each Party agrees to hold harmless and indemnify the other Party and its officers, directors, and employees from and against all claims by third parties if and to the extent such claims proximately result from any act or omission of the Indemnifying Party or its employees related to this Agreement, including, but not limited to (a) negligence or other tortious conduct committed within the scope of this Agreement, (b) inaccurate or misleading representations or statements related to the Products made by the Indemnifying Party or its employees during the performance of their responsibilities under this Agreement which were not approved by the other Party, or (c) violation of any law, regulation or order by the Indemnifying Party or its employees during the performance of or related to their responsibilities under this Agreement.

     9.4 Provided that GEMS gives Imatron prompt written notice and requisite authority, information and assistance to defend, Imatron agrees to hold harmless and indemnify GEMS, its officers, directors, and employees from and against all claims by third parties which assert that any Product or other item or service provided by Imatron has caused damage to tangible personal property or bodily injury (including death), if and to the extent such damage or injury is proximately caused by (a) a defect in the Product or other item or service as defined in the Restatement 2nd of Torts, Section 402A as that Restatement may be hereinafter amended by the American Law Institute or (b) any Product being affected by date changes, such as but not including the date change from the year 1999 to the year 2000.
-----------------

*       Confidential treatment request pending.

ARTICLE 10 - TRADE NAME AND TRADEMARKS

     10.1 Imatron acknowledges that the words "GE," "GE Medical Systems" and "General Electric" are the trade names of GEMS and GE, and that these names are the principal trademarks for product(s) manufactured and/or sold by GEMS or GE. As a result thereof, Imatron agrees:

     (a) that it will not in any manner use the words "General Electric," "GE," or "GE Medical Systems," or any variant thereof, without the prior written consent of an authorized GEMS representative; and

     (b) that it will not publish or cause to be published any advertising or other material, nor encourage or approve any practice, which might mislead or deceive the public or might be detrimental to the good name, trademarks, good will or reputation of GEMS or GE.

     10.2 GEMS acknowledges that the words "Imatron" and "Ultrafast CT" are the trade names of Imatron, and that these names are the principal trademarks for Products manufactured and sold by Imatron. As a result thereof, GEMS agrees:

     (a) that it will not in any manner use the words "Imatron," "Ultrafast CT" or any variant thereof as a part of its trade name; and

     (b) that it will at all times (i) comply with rules and regulations provided by Imatron with respect to the use of the word "Imatron" and "Ultrafast CT," (ii) properly identify the authorized GEMS relationship with Imatron for the Products, and (iii) not publish or cause to be published any advertising or other material which might mislead or deceive the public or might be detrimental to the good name, trademarks, good will or reputation of Imatron or its Products.

ARTICLE 11 - CONFIDENTIALITY

     11.1 Imatron and GEMS each acknowledge that they may receive confidential information or trade secrets (the "Confidential Information") from the other Party during the Term of this Agreement. Confidential Information shall be deemed to include the contents of this Agreement and all information received by the respective Parties in connection with this Agreement which are designated as confidential in writing at the time of first disclosure Each Party agrees to maintain the secrecy of the Confidential Information of the other and agrees neither to use it (except for the purposes permitted herein) nor to disclose it to any third party or to any of its employees who do not have a need to know it in order to perform under this Agreement.

     11.2 Confidential Information shall not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of either Party, or is rightfully acquired by the receiving Party from a third party who is not in breach of an agreement to keep such information confidential.

     11.3 The obligations of this Article 11 shall remain in effect for a period of three years following the termination or expiration of this Agreement.

ARTICLE 12 - PRODUCT CHANGES

     Imatron reserves the right from time to time in its sole discretion, without thereby incurring any liability to GEMS, to discontinue, to limit its production of, or to alter the design of any Product or model or part thereof.

ARTICLE 13 - FORCE MAJEURE

     13.1 Events of force majeure shall relieve a Party (the "Non-Performing Party"), from obligations imposed upon it by this Agreement, for so long as such event and its effect shall continue. For the purposes of this Agreement, an event of force majeure shall include, without limitation, Acts of God, war, riot, fire, explosion, accident, flood, earthquake, sabotage, strike of employees other than those of Imatron, inability to obtain power, fuel, material or labor, or acts of any government. The Non-Performing Party shall, as soon as feasible, notify the other Party hereto of (a) its best reasonable assessment of the nature and duration of the event of force majeure, and (b) the steps it is undertaking in order to cure or reduce the effect of such event of force majeure. The Non-Performing Party shall use its reasonable best efforts to cure or reduce the effect of the event of force majeure. The other Party hereto shall have no right to claim damages for any resulting non-performance, partial performance or delay in performance by the Non-Performing Party of its contractual obligations hereunder.

     13.2 If, due to an event of force majeure, either Party is wholly unable to perform its obligations under this Agreement for more than 60 consecutive days, and the Parties have not agreed upon a revised basis for such obligations, then either Party may immediately terminate the Agreement upon written notice.

ARTICLE 14 - TERMINATION

     14.1  This Agreement may be terminated:

     (a) by an agreement in writing between the Parties;

     (b) by either Party, effective immediately upon written notice to the other Party, if the other Party becomes the subject of any bankruptcy proceedings, receivership, or other insolvency proceedings or makes any assignment or other arrangement for the benefit of its creditors, or otherwise ceases to do business;

     (c) by Imatron, effective immediately upon notice, if (i) GEMS attempts to sell, assign, delegate, or transfer any of its rights and obligations under this Agreement without having obtained Imatron's prior approval, or (ii) a material change occurs in the management, ownership or control of GEMS which is reasonably unacceptable to Imatron, or (iii) GEMS serves as a representative for other third parties which representation, in Imatron's reasonable opinion, involves a conflict with GEMS' obligations hereunder, or (iv) GEMS acts in a manner reasonably deemed by Imatron to be detrimental to the best interests of Imatron

     (d) by either Party if the other Party fails to fulfill its obligations hereunder when they come due and does not cure such failure within 30 days from receipt of written notice of such failure given by the non-defaulting Party;

     (e) by GEMS, effective immediately upon notice, if (i) Imatron attempts to sell, assign, delegate, or transfer any of its rights and obligations under this Agreement without having obtained GEMS' prior approval, or (ii) a material change occurs in the management, ownership or control of Imatron which is reasonably unacceptable to GEMS, or (iii) Imatron acts in a manner reasonably deemed by GEMS to be detrimental to the best interests of GEMS;

     (f) as provided in Article 13.2 above due to an event of force majeure.

ARTICLE 15 - RIGHTS AND OBLIGATIONS ON EXPIRATION OR TERMINATION

     15.1 Promptly upon expiration or termination of this Agreement, Imatron and GEMS shall each (a) cease to use the trade name and trademarks of the other Party and any parts thereof, (b) remove any direct or indirect reference to such trade name and trademarks from all buildings under the control of the respective Party and (c) ensure such cessation and removal by all persons claiming to have received any rights to use them from the respective Party.

     15.2 Orders for Products transmitted by GEMS or received by Imatron from Served Market Customers before the expiration or termination of this Agreement and which results in the conclusion of sales contracts not more than six months after such expiration or termination shall entitle GEMS to a commission, subject to Article 7 above.

ARTICLE 16 - NOTICES

     16.1 All notices to be served on GEMS or Imatron pursuant to the terms hereof shall be in writing and either personally delivered, sent by overnight courier or certified mail, or sent by facsimile transmission of which receipt is accurately acknowledged, to the addresses as set forth in this Agreement. Notices to Imatron shall be sent to the attention of its Chief Executive Officer. Notices to GEMS shall be sent to the attention of its General Manager, Global CT Business.

     16.2 All notices given pursuant hereto shall be effective upon receipt (if personally delivered) or the date shown on the return receipt (if sent by overnight courier, certified or facsimile).

     16.3 Any change of address or recipient of notice of a Party hereto shall be notified in writing to the other Party.

ARTICLE 17 - GOVERNING LAW - ARBITRATION

     17.1 The rights and obligations of the Parties under this Agreement shall be construed in accordance with the laws of the State of New York (excluding its conflict of law rules).

     17.2 The Parties agree that any controversy, claim or dispute between the Parties arising out of or relating in any way to this Agreement which the Parties are unable to resolve by mutual negotiation will be submitted to good faith, non-binding mediation within the state of New York before a qualified mediator. Each Party will bear its own costs to prepare for and attend the mediation session and will equally share the costs directly associated with the mediation. Neither Party is obligated to agree to settle any controversy, claim or dispute as a result of such mediation, and no statements or findings of the mediator may be used by either Party in any subsequent proceedings.

     17.3 Any controversy, claim or dispute between the Parties arising out of or relating in any way to this Agreement which the Parties are unable to resolve as noted above will be submitted to final and binding arbitration within the state of New York before three independent and impartial arbitrators none of whom shall be appointed by the Parties. The arbitration shall be conducted in accordance with the applicable rules of the Center for Public Resources Rules for Non-Administered Arbitration for Business Disputes in effect on the date of execution of this Agreement, as specifically modified herein, and shall be subject to and in accord with all the provisions of this Agreement. Each Party hereby consents to a single, consolidated arbitration of multiple claims. Each Party shall bear its own costs and expenses of the arbitration, and the prevailing Party shall be entitled to recover such costs and expenses, including reasonable and actual attorneys fees, from the other party.

     17.4 Notwithstanding Article 17.1, the law applicable to any and all issues related in any way to the arbitration or these arbitration provisions of this Agreement shall be governed solely and exclusively by the Federal Arbitration Act, 9 U.S.C., Sections 1-16. The federal and state courts of New York shall have exclusive jurisdiction over any action brought to enforce these arbitration provisions, and each Party irrevocably submits to the jurisdiction of those courts. Notwithstanding the above, either Party may apply to any court of competent jurisdiction, wherever situated, to enforce any arbitration award.

     17.5 To the fullest extent permitted by law, the arbitration panel is specifically denied and divested of any authority to award damages in excess of compensatory damages as provided under this Agreement.

ARTICLE 18- MISCELLANEOUS

     18.1 This Agreement constitutes the entire agreement between the Parties with respect to subject matter thereof and supersedes all prior statements, agreements, understandings, communications, representations and/or promises, whether in writing or oral, of the Parties relating thereto.

     18.2 Neither Party shall have the right to assign, sub-contract, or otherwise transfer any of its rights and obligations under this Agreement without the written consent of the other Party, and any action to the contrary of this provision shall be void.

     18.3 This Agreement may not be modified except by a written instrument duly signed by authorized representatives of both Parties.

     18.4 No failure on the part of a Party hereto to exercise, and no delay in its exercise of, any right, power or privilege hereunder shall operate as a waiver thereof. Moreover, no single or partial exercise by a Party of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise Of any other right, power or privilege.

     18.5 If one or more of the provisions of this Agreement are at any time found to be invalid by a court, tribunal or other forum of competent jurisdiction or otherwise rendered unenforceable, Such provision or provisions shall be severable from this Agreement so that the validity or enforceability of the remaining provisions of this Agreement, or the validity of the provision(s) in question in any other jurisdiction, shall not be affected thereby.

     18.6 Neither Party is granted the right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party. In fulfilling its obligations pursuant to this Agreement each Party shall be acting as an independent contractor.

     18.7 Nothing in this agreement shall constitute or be construed as a technology or patent license or transfer of intellectual property from Imatron to GEMS. Pursuant to this agreement, Imatron is not granting GEMS any license in the field of Medical Imaging to any technology owned, co-owned or licensed by Imatron.

     IN WITNESS WHEREOF, GEMS and Imatron have each caused this Agreement to be executed by their duly empowered representatives as of the day and year first above written.

Imatron                               GEMS


By:                                   By:
    ----------------------               -------------------------------

Name: S. Lewis Meyer                  Name: Vivek Paul

Title: President and CEO              Title: General Manager

Date:                                 Date:
     ---------------------                 -----------------------------

                                    Exhibit A
                          Definition - Qualified Leads

         Qualified Leads for which GEMS will be eligible to receive commission payment under this agreement are defined as those leads where: contact has been made with responsible representative(s) of the customer, information about the Product has been exchanged, a non-negative response to the Product has been received, and the GEMS representative can reasonably expect to follow-up with the customer to further discuss the potential sale of Products.

                                    Exhibit B
                       Existing Imatron Leads for Products

The following list of customer leads are currently being pursued by Imatron for sale of Products in the Territory. GEMS shall not be eligible to receive compensation for sales to these leads unless agreed by the parties to the contrary.

Contact Name        Institution              City               State   Zip
(* A listing of 146 names and addresses follows.)






















--------------------

*        Confidential treatment request pending.